Exhibit 10.3

MAZE THERAPEUTICS, INC.

July 11, 2025

Misbah Tahir

Sent via email

RE: Employment with Maze Therapeutics Inc.

Dear Misbah:

We are excited to confirm our offer of employment with Maze Therapeutics, Inc., a Delaware Corporation (the "Company"). This letter agreement sets fo1ih the terms of your employment as Chief Financial Officer of the Company, which is anticipated to start on September 2, 2025 (the "Start Date"). You will report to the Company's Chief Executive Officer. This is a full-time, exempt position.

1.
Compensation.
a.
Salary. In this position, the Company will pay you an annual base salary of $500,000 per year, payable in accordance with the Company's standard payroll schedule. Your pay will be periodically reviewed as a part of the Company's regular reviews of compensation.
b.
Bonus. You will be eligible to receive a cash incentive annual bonus of up to 40% of your base salary, based upon the achievement of both Company and individual goals. Both Company and individual goals will be established by the Company, in its sole discretion. Your fiscal year 2025 bonus will be prorated based on the Start Date. To earn and receive the annual bonus, you must be employed by the Company on the date the annual bonus is paid (which is typically no later than March 15th of the calendar year immediately following the calendar year in which the bonus was earned). Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.
c.
Sign-on Bonus. You will receive a one-time sign-on bonus of $50,000, which will be paid to you within thirty days of the Start Date in accordance with the Company's standard payroll schedule. If you resign from the Company for any reason within one (1) year of the Start Date, you will be required to repay the sign-on bonus in full (gross of taxes) to the Company. Repayment of the sign-on bonus will be due no later than thirty days following your last day of employment. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
d.
Equity Awards. Subject to approval by the Compensation Committee of the Board of Directors (the "Board"), you will be granted an option to purchase 325,000 of the Company's common stock (the "New Hire Option") with an exercise price equal to the closing price of the Company's common stock on the date of grant. This New Hire Option will be subject to the Company's 2025 Equity Incentive Plan (the "Plan") and form of stock option agreement, which will be provided to you when the grant is approved. The New Hire Option will vest over a period of four years, contingent on your continued Service (as defined in the Plan) with the Company, as follows: 25% of the shares subject to the New Hire Option will vest after twelve months (12) of continued Service, with the remaining shares vesting equally each month thereafter. You will be eligible for future discretionary equity grants at the sole discretion of the Company.
2.
Employee Benefits. You will be entitled to participate in employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company subject to the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or tem1inate its employee benefits at any time, with or without notice. In addition, you will be entitled to vacation in accordance with the Company's vacation policy, as in effect from time to time. We also acknowledge that you will participate in the Company's Amended and Restated Executive Severance and Change in Control Plan (the "A&R Executive Severance and Change in Control Plan").
3.
Confidentiality Agreement. As a condition of employment, you are required to sign and comply with the attached Employee Confidentiality and Inventions Assignment Agreement (the "Confidentiality Agreement"), which prohibits unauthorized use or disclosure of the Company's proprietary information, among other obligations, including assignment of any intellectual property associated with your employment to the Company. Upon joining, you will receive access to the Company's Employee Handbook and associated policies of the Company that you will be expected to acknowledge and abide by as an employee of the Company.
4.
No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company's policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
5.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
6.
General Obligations. As an employee, you will be expected to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company's policies and procedures. The Company is an equal opportunity employer.
7.
At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer. If your employment is terminated by you or the Company for any reason, you shall promptly resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate of the Company, unless otherwise requested by the Board, and you shall immediately return all Company property.
8.
Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
9.
9. Work Authorization. This letter agreement is contingent upon satisfactory proof that you are legally authorized to work in the US, presented to the Company within 3 days of hire.

[SIGNATURE PAGE FOLLOWS]

This letter agreement and the A&R Executive Severance and Change in Control Plan, including any participation agreement thereunder, supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

To accept this letter agreement, please return a signed copy of this letter along with a signed copy of the attached Confidentiality Agreement to Matt Krause (mkrause@mazetx.com) via DocuSign by close of business on July 18th, 2025.

Very truly yours,

Maze Therapeutics, Inc.

/s/ Matt Krause

By: Matt Krause

SVP, Human Resources

ACCEPTED AND AGREED:

Misbah Tahir

/s/ Misbah Tahir

Signature